Exhibit 99

CONTACT:	Denise Zutz	RELEASE: October 14, 2003
(414) 524-3155
Glen Ponczak
(414) 524-2375

JOHNSON CONTROLS ANTICIPATES RECORD SALES AND EARNINGS FOR 2004;
SETS FINANCIAL GOALS

     MILWAUKEE, WISCONSIN, October 14, 2003 ... Johnson Controls, Inc. (NYSE: JCI) today announced that it expects to achieve record sales and earnings for fiscal 2004 due to strong growth in both the automotive and controls markets.

     John M. Barth, President and Chief Executive Officer, said that 2004 sales are expected to increase in a range of 10-12% based on automotive growth of 10-15% and controls growth of 5-10%.

     “Our automotive projection is largely based on new seating, interiors and electronics business totaling $5.1* billion over the next three years, of which we expect to deliver $1.9 billion in 2004,” he said. The company is assuming that vehicle production in all major geographic regions will increase slightly in 2004 from fiscal 2003, which ended September 30. Higher sales of automotive batteries are also expected in 2004.

     Mr. Barth explained that the increase in controls revenue in 2004 is based on plans for double-digit growth in systems installation and technical services, as well as facilities management services in the commercial market. The company looks for its revenues from the U.S. Federal government for facilities management to decline year-over-year due to less project work under existing contracts.

     Operating income for 2004 is anticipated to increase in line with the sales growth as operating margin percentages for both businesses are expected to remain approximately level with the 2003 percentages. The automotive margin guidance reflects substantial improvements in operational quality and efficiencies, particularly in Europe, offset by higher costs associated with the launch of the $1.9 billion of new business and lower pricing. For controls, the benefit of the systems and technical services sales growth on margin percentage is offset by investments in growth initiatives and a higher proportion of total sales coming from lower margin commercial facilities management revenues.

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Johnson Controls, Inc.

     Record net income and diluted earnings per share are projected reflecting higher operating income and an anticipated decrease in the effective income tax rate. Johnson Controls projections for 2004 assume relatively stable economies worldwide.

2003 Guidance Confirmed

     The company confirmed its previous guidance for record sales and earnings for 2003. Johnson Controls plans to release its 2003 financial results on October 22, 2003.

Financial Goals

     Mr. Barth stated that the company is targeting annual sales and earnings growth of 10-15%. “Revenue growth for our automotive group is primarily driven by our strategies to offer best-in-class product technology and large systems and modules that improve quality and reduce our customers’ costs. In addition, we believe that our controls business can achieve 10% or better sales growth given the investments we are making worldwide. While sales growth is important, we are also focused on improving our quality, reducing our costs and better leveraging our global scale.

     “We have also set a goal of achieving a 15-16% after-tax return on invested capital (ROIC.) We believe this increase — from an estimated 12% for 2003 — will be key to increasing shareholder value. While higher after-tax earnings will be the primary source for an improved ROIC, we also have opportunities to improve working capital while capital expenditures should approximate depreciation.

     “Johnson Controls holds leading market positions in each of its businesses and benefits from the diversity of our end markets, customers and geographic penetration. Our financial position is strong, and we look forward to continuing to deliver on our commitment for profitable growth that benefits our customers, employees, and shareholders.”

     The company is holding a meeting with investors today in New York to discuss the company’s outlook. The meeting will be Webcast at 8:30 am Eastern. To access the Webcast, go to the link below.

http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=JCI&script=1010&item_id=7 91935

*The amount includes approximately $400 million of unconsolidated sales.

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Johnson Controls, Inc.

Supplemental Financial Estimates
(dollars in millions)

	FY2002	FY2003	FY2004
	Actual	Estimate	Estimate
Interest expense, net of interest income	$110	$105-110	$105-110
Effective income tax rate	34.6%	31.0%	29.0%
Minority interests in net earnings of subsidiaries	$55-60	$55-60	$62-67
Capital expenditures	$496	$650-675	$600-650
Depreciation	$499	$540-560	$600-620
Total debt to total capitalization	36%	35-36%	Below 30%

Non-GAAP Financial Measures

     Johnson Controls has provided information regarding Return on Invested Capital (ROIC), a non-GAAP financial measure as defined under the SEC Regulation G rules. ROIC is calculated as the twelve-month rolling average return (net income plus after-tax interest expense) divided by the twelve-month rolling average of invested capital (total debt plus shareholders’ equity.)

     Company management believes ROIC is a useful measure in providing investors with information regarding the company’s performance. The company’s calculation of ROIC is likely to differ from the methods used by other companies.

     A reconciliation of Johnson Controls future targeted ROIC to the most directly comparable financial measure calculation presented in accordance with GAAP is not readily available as the company’s future targeted ROIC comprises forecasted financial amounts over the next several years, which are not publicly disclosed.

Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

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Johnson Controls has made forward-looking statements in this document pertaining to its financial results for fiscal 2003, 2004 and future years that are based on preliminary data and are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as “believes,” “expects,” “anticipates” or similar expressions. For those statements, the company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the strength of the U.S. or other economies, currency exchange rates, the completion of an acquisition, cancellation of commercial contracts, as well as those factors discussed in the company’s Form 8-K (dated November 12, 2002) could affect the company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.